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                          Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the 20th Century Industries Savings and Security Plan of our reports (a) dated February 19, 1997, with respect to the consolidated financial statements and schedule of 20th Century Industries included in its Annual Report (Form 10-K) and (b) dated May 21, 1997, with respect to the financial statements and schedules of the 20th Century Industries Savings and Security Plan included in the Plan's Annual Report (Form 11-K), both for the year ended December 31, 1996, filed with the Securities and Exchange Commission.


                                                    Ernst & Young LLP

Los Angeles, California
July 7, 1997